INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT is effective as of March 6, 1997, between GREY WOLF DRILLING COMPANY, a Texas corporation ("Grey Wolf"), and JOHN
D. PETERSON JR. ("Indemnitee").

         WHEREAS, it is essential to Grey Wolf to retain and attract as directors and officers the most capable persons available;

         WHEREAS, Indemnitee is a director or officer of Grey Wolf;

         WHEREAS, both Grey Wolf and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers;

         WHEREAS, it is crucial to secure the continued service of competent and experienced people in senior corporate positions and to assure that they will be able to exercise judgment without fear of personal liability so long as they fulfill the basic duties of honesty, care and good faith; and

         WHEREAS, in order to enhance Indemnitee's continued service to Grey Wolf in an effective manner, and due to the potential inadequacy of Grey Wolf's directors' and officers' liability insurance coverage, Grey Wolf wishes to provide in this Agreement for the indemnification of, and the advancing of expenses to, Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and to the extent insurance is maintained, for the continued coverage of Indemnitee under Grey Wolf's directors' and officers' liability insurance policies;

         NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve Grey Wolf directly or, at its request, with another enterprise, and intending to be legally bound thereby, the parties hereto agree as follows:

         1.   CERTAIN DEFINITIONS.

              (a) "Approved Law Firm" shall mean any law firm (i) located in Houston, Texas, (ii) rated "av" by Martindale-Hubbell Law Directory; provided, however, that such law firm shall not, for a five (5) year period prior to the Indemnifiable Event (as hereinafter defined), have been engaged by Grey Wolf, an Acquiring Person (as hereinafter defined) or Indemnitee.

              (b) "Board of Directors" shall mean the Board of Directors of Grey Wolf.

              (c) "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Grey Wolf in substantially the same proportions as their ownership of stock of Grey Wolf, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Grey Wolf representing fifteen percent (15%) or more of the total voting power represented by Grey Wolf's then outstanding Voting Securities (as hereinafter defined) (such person

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being herein referred to as an "Acquiring Person"), or (ii) during any twenty-four (24) consecutive month period, individuals who at the beginning of such period constitute the Board of Directors of Grey Wolf and any new director whose election by the Board of Directors or nomination for election by Grey Wolf's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of Grey Wolf approve a merger or consolidation of Grey Wolf with any other entity, other than a merger or consolidation which would result in the Voting Securities of Grey Wolf outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the Voting Securities of Grey Wolf or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of Grey Wolf approve a plan of complete liquidation of Grey Wolf or an agreement for the sale or disposition by Grey Wolf of all or substantially all Grey Wolf's assets.

              (d) "Claim" shall mean any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether conducted by Grey Wolf or any other party, that Indemnitee reasonably believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise.

              (e) "Expenses" shall include attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event, together with interest, computed at Grey Wolf's average cost of funds for short-term borrowings, accrued from the date of incurrence of such expense to that date Indemnitee receives reimbursement therefor.

              (f) "Indemnifiable Event" shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of Grey Wolf, or is or was serving at the request of Grey Wolf as a director, officer, employee, trustee, agent or fiduciary of another corporation of any type or kind, domestic or foreign, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by Indemnitee in such capacity. Without limiting any indemnification provided hereunder, an Indemnitee serving (i) another corporation, partnership, joint venture or trust of which twenty percent (20%) or more of the voting power or residual economic interest is held, directly or indirectly, by Grey Wolf, or (ii) any employee benefit plan of Grey Wolf or any entity referred to in clause (i), in any capacity shall be deemed to be doing so at the request of Grey Wolf.

              (g) "Reviewing Party" shall be (i) the Board of Directors acting by quorum consisting of directors who are not parties to the particular Claim with respect to which Indemnitee is seeking indemnification, or (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, (A) the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in Section 2 of this Agreement and in Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") has been met by the Indemnitee or (B) the shareholders upon a finding that
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the Indemnitee has met the applicable standard of conduct referred to in clause
(ii)(A) of this definition.

              (h) "Voting Securities" shall mean any securities of Grey Wolf which vote generally in the election of directors.

         2. BASIC INDEMNIFICATION AGREEMENT. If Indemnitee was, is or becomes at any time a party to, or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, Grey Wolf shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty (30) days after written demand is presented to Grey Wolf, against any and all Expenses, judgments, fines (including excise taxes assessed on an Indemnitee with respect to an employee benefit plan), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with, or in respect of, such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee, Grey Wolf shall advance (within ten (10) business days of such request) any and all Expenses to Indemnitee (an "Expense Advance"). Notwithstanding anything in this Agreement to the contrary, (i) Indemnitee shall not be entitled to indemnification pursuant to this Agreement if a judgment or other final adjudication adverse to the Indemnitee establishes that Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that Indemnitee personally gained in fact a financial profit or other advantage to which Indemnitee was not legally entitled, and (ii) prior to a Change in Control Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against Grey Wolf or any director or officer of Grey Wolf unless Grey Wolf has joined in or consented to the initiation of such Claim.

         3. PAYMENT. Notwithstanding the provisions of Section 2, the obligations of Grey Wolf under Section 2 (which shall in no event be deemed to preclude any right to indemnification to which Indemnitee may be entitled under
Article 2.02-1 of the TBCA) shall be subject to the condition that the Reviewing Party shall have authorized such indemnification in the specific case by having determined that Indemnitee is permitted to be indemnified under the applicable standard of conduct set forth in Section 2 and applicable law. Grey Wolf shall promptly call a meeting of the Board of Directors with respect to a Claim and agrees to use its best efforts to facilitate a prompt determination by the Reviewing Party with respect to the Claim. Indemnitee shall be afforded the opportunity to make submissions to the Reviewing Party with respect to the Claim. The obligation of Grey Wolf to make an Expense Advance pursuant to
Section 2 shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under Section 2 and applicable law, Grey Wolf shall be entitled to be reimbursed by Indemnitee (who hereby agrees and undertakes to the full extent required by Section K of Article 2.02-1 of the TBCA to reimburse Grey
Wolf) for all such amounts therefore paid; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse Grey Wolf for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted
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or lapsed). If there has been no determination by the Reviewing Party or if the
Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Texas having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and Grey Wolf hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on Grey Wolf and Indemnitee.

         4. CHANGE IN CONTROL. If there is a Change in Control of Grey Wolf (other than a Change in Control which has been approved by a majority of the Board of Directors who were directors immediately prior to such Change in Control) then (i) all determinations by Grey Wolf pursuant to the first sentence of Section 3 hereof and Article 2.02-1 of the TBCA shall be made pursuant to subparagraph (F)(1) or (F)(2) of such Article 2.02-1 of the TBCA and (ii) with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement, provision of the Articles of Incorporation ("Articles") or By-Laws ("Bylaws") of Grey Wolf now or hereinafter in effect relating to Claims for Indemnifiable Events (including, but not limited to, any opinion to be rendered pursuant to Article 2.02-1 of the TBCA) Grey Wolf (including the Board of Directors) shall seek legal advice from (and only from) special, independent counsel selected by Indemnitee and approved by Grey Wolf (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Grey Wolf (or any subsidiary of Grey Wolf) or the Acquiring Person (or any affiliate or associate of such Acquiring Person) within the last five (5) years (other than in connection with such matters) or Indemnitee. Unless Indemnitee has theretofore selected counsel pursuant to Section 4 and such counsel has been approved by Grey Wolf, any Approved Law Firm shall be deemed to satisfy the requirements set forth above. Such counsel, among other things, shall render its written opinion to Grey Wolf, the Board of Directors and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. Grey Wolf agrees to pay the reasonable fees of the special, independent counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. As used in this Section 4, the terms "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and in effect on the date of this Agreement.

         5. INDEMNIFICATION FOR ADDITIONAL EXPENSES. Grey Wolf shall indemnify Indemnitee against any and all expenses (including attorneys' fees) that are incurred by Indemnitee in connection with any claim asserted or action brought by Indemnitee for (i) indemnification or advance payment of Expenses by Grey Wolf under this Agreement or any other agreement, provision of the Articles or Bylaws of Grey Wolf now or hereafter in effect relating to Claims for Indemnifiable Events or (ii) recovery under any directors' and officers' liability insurance policies maintained by Grey Wolf, but only if Indemnitee ultimately is determined to be entitled to such indemnification, advance expenses payment or insurance recovery, as the case may be.

         6. PARTIAL INDEMNITY, ETC. If Indemnitee is entitled under any provision of this Agreement to indemnification by Grey Wolf for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for

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all of the total amount thereof, Grey Wolf shall nevertheless indemnify
Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified, to the extent permitted by law, against all Expenses incurred in connection with such Indemnifiable Event.

         7. NO PRESUMPTION. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, whether civil or criminal, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

         8. NONEXCLUSIVITY, ETC. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Articles, Bylaws, the TBCA or otherwise. To the extent that a change in the TBCA (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Articles or Bylaws of Grey Wolf and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

         9. INSURANCE. To the extent Grey Wolf maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of Grey Wolf.

         10. PERIOD OF LIMITATIONS. No legal action shall be brought and no cause of action shall be asserted by or on behalf of Grey Wolf or any affiliate of Grey Wolf against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of Grey Wolf or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two (2) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

         11. AMENDMENTS, ETC. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         12. SUBROGATION. In the event of payment under this Agreement, Grey Wolf shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Grey Wolf effectively to bring suit to enforce such rights.

         13. NO DUPLICATION OF PAYMENTS. Grey Wolf shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to
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the extent Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

         14. SPECIFIC PERFORMANCE. The parties recognize that if any provision of this Agreement is violated by Grey Wolf, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, the Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

         15. BINDING EFFECT, ETC. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Grey Wolf), assigns spouses, heirs, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of Grey Wolf or of any other enterprise at Grey Wolf's request.

         16. SEVERABILITY. The provisions of this Agreement shall be severable if any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

         17. GOVERNING LAW. This Agreement shall be governed by, and be construed and enforced in accordance with, the laws of the State of Texas applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

         EXECUTED as of the day first written above.

                           GREY WOLF DRILLING COMPANY

                           By J. K. B. Nelson, President

                           JOHN D. PETERSON JR.

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